Exhibit 99.1

Disc Medicine Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

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Pursuing a traditional approval path for bitopertin in erythropoietic protoporphyria (EPP); Phase 3 APOLLO study is expected to complete enrollment in March 2026 with topline data expected in Q4 2026
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Initial data from Phase 2 study of DISC-0974 in patients with anemia of myelofibrosis (MF) presented at the American Society of Hematology (ASH) conference demonstrating meaningful overall anemia responses across all patient subgroups, regardless of baseline transfusion status or concomitant JAK inhibitor therapy use
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Progressing ongoing Phase 2 study of DISC-3405 in polycythemia vera (PV) and initiated a Phase 1b study of DISC-3405 in sickle cell disease (SCD) in Q4 2025, with data from both studies expected in 2H 2026
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Strong financial position ending Q4 with approximately $791 million in cash, cash equivalents, and marketable securities, providing runway into 2029

WATERTOWN, Mass., February 26, 2026 – Disc Medicine, Inc. (NASDAQ:IRON), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a review of recent program and corporate developments.

“We remain confident in the bitopertin program and the Phase 3 APOLLO study. We are fully committed to working closely with the FDA to position bitopertin for approval following the completion of APOLLO at the end of the year,” said John Quisel, J.D., Ph.D., Chief Executive Officer and President of Disc. “At the same time, our broader pipeline continues to deliver meaningful momentum. DISC-0974 generated powerful data in MF anemia that further reinforces its potential to transform the treatment landscape and we look forward to providing additional updates later this year. We are also excited about DISC-3405 with first in-patient data in both polycythemia vera and sickle cell disease expected later this year.”

Recent Highlights and Anticipated Milestones:

Bitopertin: GlyT1 Inhibitor (Heme Synthesis Modulator)

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Received a Complete Response Letter (CRL) from the US Food and Drug Administration (FDA) in February 2026 related to sufficiency of evidence of association between percent change in PPIX and sunlight exposure-based endpoints
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Progressing Phase 3 APOLLO clinical trial of bitopertin in adults and adolescents with EPP, with topline data expected Q4 2026
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Following completion of APOLLO, expect to submit a response to the CRL and receive an FDA decision by mid-2027

DISC-0974: Anti-Hemojuvelin Antibody (Hepcidin Suppression)

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Initial data from Phase 2 RALLY-MF trial of DISC-0974 in patients with anemia of myelofibrosis (MF) presented at ASH Annual Meeting in December
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Positive, durable benefits on hemoglobin and transfusion burden in anemia of MF across a broad range of patients
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Demonstrated efficacy regardless of concomitant JAK inhibitor use, setting up for utilization across all anemic MF patients
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Phase 2 study in patients with inflammatory bowel disease (IBD) and anemia initiated in Q1 2026 with initial data expected in 2027

DISC-3405: Anti-TMPRSS6 Antibody (Hepcidin Induction)

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Progressing ongoing Phase 2 study in patients with polycythemia vera with initial data expected in 2H 2026
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Initiated Phase 1b study in sickle cell disease in Q4 2025 with initial data expected in 2H 2026

Full Year 2025 Financial Results:

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Cash Position: Cash, cash equivalents, and marketable securities were $791.2 million as of December 31, 2025, compared to $489.9 million as of December 31, 2024. The increase was largely due to net proceeds of $454.4 million from underwritten offerings in January and October 2025, partially offset by cash utilized in operating activities. We expect that our existing cash, cash equivalents, and marketable securities as of December 31, 2025 will be sufficient to fund operational plans into 2029.
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Research and Development Expenses: R&D expenses were $170.6 million for the full year ended December 31, 2025, as compared to $96.7 million for the full year ended December 31, 2024. The increase in R&D expenses was primarily driven by the progression of Disc's portfolio, including bitopertin's clinical studies and drug manufacturing, the advancement of the DISC-0974 program, and increased headcount, as well as $23.0 million in payments related to the achievement of development milestones.
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Selling, General and Administrative Expenses: SG&A expenses were $65.4 million for the full year ended December 31, 2025, as compared to $33.0 million for the full year ended December 31, 2024. The increase in SG&A expenses was primarily due to increased headcount including establishing infrastructure to support potential commercialization.
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Net Loss: Net loss was $212.2 million for the full year ended December 31, 2025, as compared to $109.4 million for the full year ended December 31, 2024. The increase was primarily due to higher operating costs in the current period to support the continued advancement of our pipeline.

About Disc Medicine

Disc Medicine (NASDAQ:IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis. For more information, please visit www.discmedicine.com.

Available Information

Disc announces material information to the public about the Company, its products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (SEC), press releases, public conference calls, webcasts and the investor relations section of the Company website at ir.discmedicine.com in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.

Disc Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding: Disc’s expectations with respect to the next stages of its development programs for bitopertin, DISC-0974 and DISC-3405, including projected timelines for the initiation and completion of its clinical trials, anticipated timing of release of data, and other clinical activities; the registrational pathway for bitopertin, including the potential for traditional approval, the potential for the APOLLO clinical trial to serve as the basis for any such approval, and the timing of any such approval, if granted; anticipated discussions with regulatory agencies; and the strength of its financial position and its anticipated cash runway. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” or the negative of these terms and other similar words or expressions that are intended to identify forward-looking statements.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Disc’s current beliefs, expectations and assumptions regarding the future of Disc’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Disc may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and investors should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements as a result of a number of material risks and uncertainties including but not limited to: the adequacy of Disc’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; the nature, strategy and focus of Disc; the difficulty in predicting the time and cost of development of Disc’s product candidates; Disc’s plans to research, develop and commercialize its current and future product candidates; the timing of initiation of Disc’s planned preclinical studies and clinical trials; the timing of the availability of data from Disc’s clinical trials; Disc’s ability to identify additional product candidates with significant commercial potential and to expand its pipeline in hematological diseases; the timing and anticipated results of Disc’s preclinical studies and clinical trials and the risk that the results of Disc’s preclinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials and may not support further development and marketing approval; the content and timing of decisions made by the FDA and other regulatory authorities; and the other risks and uncertainties described in Disc’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of Disc’s Annual Report on Form 10-K for the year ended December 31, 2025, and in subsequent Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date on which it was made. None of Disc, nor its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law.

DISC MEDICINE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2025	2024	2023
Operating expenses:
Research and development	$170,640	$96,671	$69,264
Selling, general and administrative	65,382	33,049	21,861
Total operating expenses	236,022	129,720	91,125
Loss from operations	(236,022)	(129,720)	(91,125)
Other income (expense), net	24,199	20,718	14,795
Income tax expense	(361)	(355)	(99)
Net loss	$(212,184)	$(109,357)	$(76,429)
Net loss per share, basic and diluted	$(6.01)	$(3.96)	$(3.42)
Weighted-average common shares outstanding, basic and diluted	35,295,663	27,606,022	22,315,877

DISC MEDICINE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2025	2024
Assets
Cash, cash equivalents, and marketable securities	$791,152	$489,881
Other current assets	12,746	3,734
Total current assets	803,898	493,615
Non-current assets	2,981	3,158
Total assets	$806,879	$496,773
Liabilities and Stockholders’ Equity
Current liabilities	$36,641	$23,316
Non-current liabilities	30,412	29,870
Total liabilities	67,053	53,186
Total stockholders’ equity	739,826	443,587
Total liabilities and stockholders’ equity	$806,879	$496,773

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Peg Rusconi

Deerfield Group

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Investor Relations Contact

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Precision AQ
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